Exhibit 10.1

OKYO PHARMA LIMITED

SHARE OPTION PLAN

WITH NON-EMPLOYEE SUB-PLAN AND US SUB-PLAN

ADOPTED BY THE BOARD ON 5 JULY 2018

COOLEY (UK) LLP, DASHWOOD, 69 OLD BROAD STREET, LONDON EC2M 1QS, UK T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 WWW.COOLEY.COM

Rules of the OKYO Pharma Limited Share Option Plan

Established by resolution of the board of directors of the Company on 5 July 2018.

1.	INTERPRETATION

1.1.	The following definitions and rules of interpretation apply in the Plan.

Adoption Date: the date of the adoption of the Plan by the Company.

Board: the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Closed Period: has the meaning given in Article 19(11) of the Market Abuse Regulation.

Company: OKYO Pharma Limited a company incorporated in Guernsey.

Control: has the meaning given in section 719 of ITEPA 2003.

Date of Grant: the date on which an Option is, was, or is to be granted.

Dealing Day: a day on which the London Stock Exchange is open for the transaction of business.

Dilutive Shares: On any date, all shares of the Company which:

(a)	have been issued on the exercise of options granted, or in satisfaction of any other awards made, under any Share Incentive Scheme (including the Plan) in the ten years ending on (and including) that date; and

(b)	remain capable of issue under any Existing Options.

Employee: any individual who is an employee of a Group Company.

Employer NICs: Any secondary class 1 (employer) NICs (or the equivalent in any jurisdiction) that any employer (or former employer) of an Option Holder is liable to pay (or reasonably believes it is liable to pay) as a result of any Taxable Event (or which they would be liable to pay in the absence of an election referred to in rule 9.2(b)) and which may be lawfully recovered from the Option Holder.

Exercise Condition: any condition (whether relating to performance or not) set under rule 3 which either:

(a)	must be met before an Option can be exercised at all; or

(b)	provides that the extent to which an Option becomes capable of exercise shall be determined by reference to performance (for example, of any Group Company, the Option Holder or his business unit) over a certain period measured against specified targets.

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Exercise Price: the price at which each Share subject to an Option may be acquired on the exercise of that Option which (subject to rule 12) if Shares are to be newly issued to satisfy the Option may not be less than the nominal value of a Share.

Existing Option: an option or any other right or award under which shares in the Company may be acquired or received, granted under any Share Incentive Scheme (including the Plan).

Grantor: the person granting an Option, which may be:

(a)	the Company; or

(b)	the trustees of an employee benefit trust authorised by the Board to grant Options at the relevant time; or

(c)	any other person so authorised.

Group Company: any of the following:

(a)	the Company; and

(b)	any company which is a Subsidiary of the Company.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Market Abuse Regulation: Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

Market Value: whichever of the following applies:

(a)	on any day on which Shares are listed on the London Stock Exchange the closing price of a Share on that exchange for the immediately preceding Dealing Day;

(b)	on any day on which Shares are not listed on that exchange, the market value of a Share determined to the satisfaction of the Board in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992; or

(c)	in the event of a fundraising by the Company or more than 10% of its issued share capital, the issue price for that fundraise.

NICs: National Insurance contributions.

Option: a right to acquire Shares granted under the Plan.

Option Certificate: a certificate setting out the terms of an Option, in accordance with rule 2.3.

Option Holder: an individual who holds an Option or, where applicable, his personal representatives.

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Plan: the employee share option plan constituted and governed by these rules, as amended from time to time.

Redundancy: has the meaning given by the Employment Rights Act 1996.

Retirement: ceasing employment with the intention of retiring.

Share Incentive Scheme: any arrangement to provide employees or directors (or both) with shares.

Shares: ordinary shares of 1 pence each in the Company (subject to rule 12).

Subsidiary: a company which is a subsidiary of the Company.

Sufficient Shares: the smallest number of Shares which, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale).

Taxable Event: any event or circumstance that gives rise to a liability for the Option Holder to pay income tax and NICs or either of them (or their equivalents in any jurisdiction) in respect of:

(a)	the Option, including its exercise, its assignment or surrender for consideration, or the receipt of any benefit in connection with it;

(b)	any Shares (or other securities or assets):

(i)	earmarked or held to satisfy the Option;

(ii)	acquired on exercise of the Option;

(iii)	acquired as a result of holding the Option; or

(iv)	acquired in consideration of the assignment or surrender of the Option;

(c)	any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in (b); or

(d)	any amount due under PAYE in respect of securities or assets within (a) to (c) above, including any failure by the Option Holder to make good such an amount within the time limit specified in section 222 of the Income Tax (Earnings and Pensions) Act 2003.

Tax Liability: the total of:

(a)	any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which any employer (or former employer) of the Option Holder is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event; and

(b)	any Employer NICs (or the equivalent in any jurisdiction) that any employer (or former employer) of the Option Holder is or may be liable to pay (or reasonably believes it is or may be liable to pay) as a result of any Taxable Event which can be recovered lawfully from the Option Holder.

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1.2.	Rule headings shall not affect the interpretation of the Plan.

1.3.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5.	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.6.	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7.	A reference to writing or written includes fax and e-mail.

1.8.	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9.	References to a document in agreed form are to that document in the form agreed by the parties and initialled by or on their behalf for identification.

1.10.	A reference to the Plan or to any other agreement or document referred to in the Plan is a reference to the Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Plan) from time to time.

1.11.	References to rules are to rules of the Plan.

1.12.	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	GRANT OF OPTIONS

2.1.	Subject to the limitations and conditions of the Plan, any Grantor may grant an Option to any Employee it chooses during:

(a)	the period of 42 days after the Adoption Date; and

(b)	any period of 42 days immediately following the end of a Close Period; and

(c)	any other period in which the Board has decided to grant an Option due to exceptional circumstances which justify such a decision.

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2.2.	Options may not be granted:

(a)	at any time when that grant would be prohibited by, or in breach of any:

(i)	law; or

(ii)	the Market Abuse Regulation or any other regulation with the force of law; or

(iii)	rule or an investment exchange on which Shares are listed or traded, or any other non-statutory rule that binds the Company or with which the Board has resolved to comply; or

(b)	after the tenth anniversary of the Adoption Date.

2.3.	An Option shall be granted by the Grantor executing an Option Certificate as a deed in a form approved by the Board. Each Option Certificate shall (without limitation):

(a)	specify the Date of Grant of the Option, which shall not be earlier than the date on which the relevant Option Certificate is executed by the Grantor;

(b)	specify the number and class of the Shares over which the Option is granted;

(c)	specify the Exercise Price;

(d)	specify the date(s) after which the Option may be exercised, unless an earlier event described in these Rules occurs to cause the Option to lapse or to become exercisable (unless any such events are expressed in the Option Certificate to be specifically disapplied). Any such date may not be later than the tenth anniversary of the Date of Grant;

(e)	specify the date when the Option will lapse, assuming that the Option is not exercised earlier and no event described in these Rules occurs to cause the Option to lapse earlier (unless any such events are expressed in the Option Certificate to be disapplied). This date may not be:

(i)	earlier than the date falling one year after the latest date specified under rule 2.3(d); or

(ii)	later than the tenth anniversary of the Date of Grant;

(f)	specify any Exercise Conditions (and any restrictions on the variation or waiver of Exercise Conditions) set under rule 3;

(g)	include a statement that the Option is subject to these rules (which shall be incorporated in the Option Certificate by reference);

(h)	include the terms required by rule 9.1, rule 9.2 and rule 9.5; and

(i)	include a summary of each of the following:

(i)	Rule 5.1 and rule 5.2(g);

(ii)	Rule 6.3;

(iii)	Rule 7; and

(iv)	Rule 10.

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2.4.	No amount shall be paid by an Employee for the grant of an Option.

3.	EXERCISE CONDITIONS

3.1.	On the Date of Grant of any Option, the Grantor:

(a)	may specify one or more appropriate Exercise Conditions for the Option; and

(b)	may specify, for any Exercise Condition:

(i)	any restrictions that will apply to variation or waiver of that Exercise Condition under rule 3.3; or

(ii)	that there may be no such variation or waiver.

3.2.	An Exercise Condition may be specified to apply only to part of an Option.

3.3.	Subject to any restrictions on variation or waiver specified by the Grantor under rule 3.1(b), the Board may vary or waive any Exercise Condition, provided that any varied Exercise Condition shall be (in the reasonable opinion of the Board):

(a)	a fairer measure of performance than the original Exercise Condition, as judged at the time of the variation, if the original Exercise Condition relates to a measure of performance; and

(b)	no more difficult to satisfy than the original Exercise Condition was at the Date of Grant.

3.4.	The Board shall determine whether, and to what extent, Exercise Conditions have been satisfied.

3.5.	If an Option is subject to any Exercise Condition, the Board shall notify the Option Holder (and the Grantor, if not the Company) within a reasonable time after the Board becomes aware of the relevant information:

(a)	whether (and, if relevant, to what extent) the Exercise Condition has been satisfied; and

(b)	of any subsequent change in whether, or the extent to which, the Exercise Condition has been satisfied; and

(c)	when that Exercise Condition has become incapable of being satisfied, in whole or in part; and

(d)	of any waiver or variation of that Exercise Condition under rule 3.3.

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3.6.	For the avoidance of doubt, rule 3.3 permits the Board to make a general waiver of Exercise Conditions on the occurrence of an event permitting the exercise of Options under rule 11.

4.	OVERALL LIMITS ON GRANTS

4.1.	No Option shall be granted under rule 2 if that grant would result in the total number of Dilutive Shares exceeding 15% of the issued share capital of the Company.

5.	LAPSE OF OPTIONS

5.1.	Options (and any rights arising under them) may not be transferred or assigned, or have any charge or other security interest created over them. An Option shall lapse if the relevant Option Holder attempts to do any of those things. However, the transfer of an Option to an Option Holder’s personal representatives on the death of the Option Holder will not cause an Option to lapse.

5.2.	An Option shall lapse on the earliest of the following:

(a)	any attempted action by the Option Holder falling within rule 5.1; or

(b)	when an Exercise Condition applying to the whole Option becomes incapable of being met, as a result of which no part of the Option can be exercised; or

(c)	the date on which the Option shall lapse, as specified in the Option Certificate; or

(d)	the first anniversary of the Option Holder’s death; or

(e)	the expiry of 12 months after the Option Holder ceases to be an employee of any Group Company for any reason (or the expiry of such other period as the Board may in its sole discretion determine, including in in relevant the Option Certificate(s));

(f)	if any part of rule 11 applies, the time specified for the lapse of the Option under that part of rule 11; or

(g)	when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, or applies for an interim order under Part VIII of the Insolvency Act 1986, or proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act.

5.3.	Part of an Option shall lapse where:

(a)	an Exercise Condition set for that Option has been met in such a way that the Option has become, and shall remain, exercisable only in part; or

(b)	an Exercise Condition set for part of that Option becomes incapable of being met, as a result of which that part of the Option cannot be exercised.

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6.	EXERCISE OF OPTIONS

6.1.	Subject to rule 5, the other provisions of this rule 6 and rule 11, an Option (or part of it) may be exercised at any time after the earliest of the following:

(a)	the earliest date on which the Option (or the relevant part of it) may be exercised as set out in the Option Certificate; or

(b)	when the Option Holder ceases to be an employee of any Group Company (and does not then become or remain an employee of any other Group Company); or

(c)	the death of the Option Holder,

SAVE THAT the extent to which an Option may be exercised will be determined by reference to the Exercise Conditions and any time vesting provisions set out in the Option Certificate unless the Board determines otherwise.

6.2.	No Option may be exercised when its exercise is prohibited by, or would be a breach of, the Market Abuse Regulation or any law or regulation with the force of law or any rule of an investment exchange on which the Shares are listed or traded, or other rule, code or set of guidelines (such as a personal dealing code adopted by the Company).

6.3.	An Option may only be exercised if the Option Holder has:

(a)	confirmed his agreement to rule 9 in writing (this confirmation may be included in the exercise notice); and

(b)	made any arrangements, or entered into any agreements, that may be required under and are referred to in rule 9 in respect of the exercise.

7.	EARLY EXERCISE AND EXERCISE AFTER LEAVING

7.1.	If an Option becomes exercisable under any part of :

(a)	Rule 6.1 (other than rule 6.1(a)); or

(b)	Rule 11,

before the earliest exercise date of the Option (as specified in the Option Certificate), the maximum number of Shares (rounded up or down to the nearest whole number) over which the Option may be exercised shall be determined as set out in the Option Certificate unless the Board determines otherwise.

8.	MANNER OF EXERCISE OF OPTIONS

8.1.	Where an Option is exercised in part, it shall be exercised over at least 1000 Shares or, if less, the number of Shares over which the Option is then exercisable.

8.2.	An Option shall be exercised by the Option Holder giving a written exercise notice to the Grantor, which:

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(a)	shall set out the number of Shares over which the Option Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time:

(i)	the Option shall be treated as exercised only in respect of that lesser number; and

(ii)	any excess amount paid to exercise the Option or meet any Tax Liability shall be refunded;

(b)	include a power of attorney appointing the Company as the Option Holder’s agent and attorney for the purposes of rule 9.4 and rule 9.5;

(c)	include the confirmation required by rule 6.3(a);

(d)	shall be made using a form that the Board will approve; and

(e)	shall be copied to the Company, if the Grantor is not the Company.

8.3.	Any exercise notice shall be accompanied by:

(a)	payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice, unless the Option Holder has entered into binding alternative arrangements to secure the payment of that amount to the Grantor which are satisfactory to the Board (in its absolute discretion); and

(b)	any payment required under rule 9; and/or

(c)	any documentation relating to arrangements or agreements required under rule 9.

8.4.	Any exercise notice shall be invalid:

(a)	to the extent that it is inconsistent with the Option Holder’s rights under these rules and the Option Certificate; or

(b)	if any of the requirements of rule 8.2 or rule 8.3 are not met; or

(c)	if any payment referred to in rule 8.3 is made by a cheque that is not honoured on first presentation or in any other manner which fails to transfer the expected value to the Grantor.

The Grantor may permit the Option Holder to correct any defect referred to in rule 8.4(b) or rule 8.4(c) (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

8.5.	Shares shall be allotted and issued (or transferred, as appropriate) within 30 days after a valid Option exercise, subject to the other rules of the Plan.

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8.6.	Except for any rights determined by reference to a date before the date of allotment, Shares allotted and issued in satisfaction of the exercise of an Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment.

8.7.	Shares transferred in satisfaction of the exercise of an Option shall be transferred free of any lien, charge or other security interest, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.

8.8.	If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of an Option to be listed and/or admitted to trading on that exchange.

9.	TAX LIABILITIES

9.1.	Each Option shall include a requirement that the Option Holder irrevocably agree to:

(a)	pay to the Company, his employer or former employer (as appropriate) the amount of any Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

9.2.	Unless the Group Company which employs the proposed Option Holder on the relevant Date of Grant directs that it shall not, each Option shall include a requirement that the Option Holder irrevocably agree that:

(a)	the Company, his employer or former employer (as appropriate) may recover the whole or any part of any Employer NICs from the Option Holder; and

(b)	at the request of the Company, his employer or former employer, the Option Holder shall elect (using a form approved by HM Revenue & Customs) that the whole or any part of the liability for Employer NICs shall be transferred to the Option Holder.

9.3.	An Option Holder’s employer or former employer may decide to release the Option Holder from, or not to enforce, any part of the Option Holder’s obligations in respect of Employer NICs under rule 9.1 and rule 9.2.

9.4.	If an Option Holder does not fulfil his obligations under either rule 9.1(a) or rule 9.1(b) in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time:

(a)	the Company (if it is the Grantor) will sell Sufficient Shares on behalf of the Option Holder from the Shares which would otherwise be delivered to the Option Holder; or

(b)	the Company (if it is not the Grantor) will direct the Grantor to sell on behalf of the Option Holder Sufficient Shares from the Shares which would otherwise be delivered to the Option Holder.

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From the net proceeds of sale of those withheld Shares, the Grantor shall pay to the Company, employer or former employer an amount equal to the Tax Liability and shall pay any balance to the Option Holder. The Option Holder’s obligations under rule 9.1(a) and rule 9.1(b) shall not be affected by any failure of the Grantor to withhold shares under this rule 9.4.

9.5.	Each Option shall include a requirement that the Option Holder irrevocably agree to enter into a joint election, under section 431(1) or section 431(2) of ITEPA 2003, in respect of the Shares to be acquired on exercise of the relevant Option, if required to do so by the Company, his employer or former employer, on or before any date of exercise of the Option.

10.	RELATIONSHIP WITH EMPLOYMENT CONTRACT

10.1.	The rights and obligations of any Option Holder under the terms of his office or employment with any Group Company or former Group Company shall not be affected by being an Option Holder.

10.2.	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

10.3.	Option Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)	notice to terminate office or employment given by or to,

any Group Company or former Group Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages may be claimed.

10.4.	Option Holders and Employees shall have no rights to compensation or damages from any Group Company or former Group Company on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Company; or

(b)	the transfer of any business from a Group Company to any person which is not a Group Company.

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

10.5.	An Employee shall not have any right to receive Options, whether or not he has previously been granted any.

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11.	TAKEOVERS AND LIQUIDATIONS

11.1.	Subject to rule 11.4 and rule 11.5, if any person (in this rule 11.1, the Offeror)

(a)	makes an offer to acquire the whole of the issued share capital of the Company which is made on a condition such that, if it is satisfied, the Offeror will have Control of the Company; or

(b)	makes an offer to acquire all the shares in the Company which are of the same class as the Shares; or

(c)	negotiates a share sale and purchase agreement with the shareholders of the Company which contemplates that the Offeror will obtain Control of the Company upon completion,

then any Option may (subject to rule 11.9) be exercised within a reasonable period to be specified by the Board for that purpose and ending immediately before the Offeror obtains Control of the Company as a result of the offer or the share sale and purchase agreement.

11.2.	Subject to rule 11.4 if any person (in this rule 11.2, the Controller) obtains Control of the Company as a result of:

(a)	making an offer to acquire the whole of the issued share capital of the Company which is made on a condition such that, if it is satisfied, the Controller will have Control of the Company; or

(b)	making an offer to acquire all the shares in the Company which are of the same class as the Shares; or

(c)	entering into a share sale and purchase agreement of the type described in rule 11.1(c),

then any Option may (subject to rule 11.9) be exercised within six weeks after the time when the Controller has obtained Control of the Company and (if relevant) any condition subject to which the offer is made has been satisfied. Any Option to which this rule 11.2 applies shall:

(d)	if the Controller has offered to grant Option Holders replacement share options in consideration of the surrender of Options and either:

(i)	that offer remains open for acceptance; or

(ii)	the surrender and grant of share options under that offer is yet to be completed,

at the end of the period for exercise under this rule 11.2, lapse when the surrender and grant of share options under that offer is completed. Any Option to which this rule 11.2(d) applies shall not be capable of exercise under any rule of the Plan (other than rule 11.3) after it ceases to be capable of exercise under rule 11.2; or

(e)	if rule 11.2(d) does not apply, lapse at the end of the period for exercise under this rule 11.2.

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11.3.	Subject to rule 11.4 any Option may be exercised during the period of one month commencing when any person becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006, subject to rule 11.9. Any Option to which this rule 11.3 applies shall lapse:

(a)	at the end of the period for exercise under this rule 11.3; or

(b)	if later, at the time specified for the lapse of Options under rule 11.2, if it then applies.

11.4.	The Board, in its discretion, may determine that any event which would trigger the exercise of Options (and, if relevant, the lapse of Options) under rule 11.1, rule 11.2 or rule 11.3 shall not do so if that event takes place in the course of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the businesses of the Group Companies will remain the same.

and the arrangements for the corporate reorganisation or reconstruction include appropriate provisions for either:

(a)	the replacement of Options; or

(b)	other compensation of Option Holders for the loss of Options,

which the Board, in its reasonable opinion, consider to be fair.

11.5.	Unless the relevant compromise or arrangement includes appropriate provisions for:

(a)	the replacement of Options; or

(b)	other compensation for Option Holders for the loss of Options,

which the Board, in its reasonable opinion, consider to be fair, any Option may be exercised within six weeks after any person (in this rule 11.5, the Controller) obtains Control of the Company as a result of the court sanctioning a compromise or arrangement under Part 26 and (where applicable) Part 27 of the Companies Act 2006, subject to rule 11.9. Any Option to which this rule 11.5 applies shall:

(c)	if the Controller has offered to grant Option Holders replacement share options in consideration of the surrender of Options and either:

(i)	that offer remains open for acceptance; or

(ii)	the surrender and grant of share options under that offer is yet to be completed,

at the end of the period for exercise under this rule 11.5, lapse when the surrender and grant of share options under that offer is completed. Any Option to which this rule 11.5(c) applies shall not be capable of exercise under any rule of the Plan after it ceases to be capable of exercise under rule 11.5; or

(d)	if rule 11.5(c) does not apply, lapse at the end of the exercise period specified in this rule 11.5.

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11.6.	In this rule 11, a person shall be deemed to have obtained Control of a company if he, and others acting with him, have obtained Control of it together.

11.7.	If the shareholders of the Company receive notice of a resolution for the voluntary winding up of the Company, any Option may be exercised in the period before that resolution is withdrawn, rejected or passed.

11.8.	The Board shall notify Option Holders (and Grantors other than the Company) of any event that is relevant to Options under this rule 11 within a reasonable period after the Board becomes aware of it.

11.9.	In this rule 11, the extent to which an Option may be exercised will be determined by reference to the Exercise Conditions and any time vesting provisions set out in the Option Certificate unless the Board determines otherwise.

11.10.	Instead of delivering the number of Shares specified in the relevant exercise notice, the relevant Grantor (at its discretion) may settle any Option exercise by:

(a)	subject to the Option Holder’s consent, paying to the Option Holder (or procuring the payment to the Option Holder of) a cash amount (in this rule 10, the Cash Settlement) equal to:

(i)	the current Market Value of the number of Shares over which the Option was exercised (which Market Value shall be confirmed by a share valuer appointed by the Board, who shall act as an expert, not an arbitrator, where paragraph (c) of the definition of Market Value applies), less

(ii)	the total Exercise Price that would have been payable on that exercise,

and refunding the amount of any payment in respect of Exercise Price (and, if necessary, any payment, or part of any payment, in respect of any Tax Liability) made by the Option Holder.

12.	VARIATION OF SHARE CAPITAL

If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise), which affects (or may affect) the value of Options to Option Holders, the Board may adjust the number and description of Shares subject to each Option and/or the Exercise Price of each Option in a manner which the Board, in its reasonable opinion, considers to be fair and appropriate. However:

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(a)	no amendment may apply to Options granted before the amendment was made by a Grantor other than the Company without the consent of that Grantor (which shall not be unreasonably withheld);

(b)	the total amount payable on the exercise of any Option in full shall not be increased; and

(c)	the Exercise Price for a Share to be newly issued on the exercise of any Option shall not be reduced below its nominal value (unless the Board resolves to capitalise, from reserves, an amount equal to the amount by which the total nominal value of the relevant Shares exceeds the total adjusted Exercise Price, and to apply such amount to pay-up the relevant Shares in full).

13.	NOTICES

13.1.	Any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

(a)	delivered by hand or by pre-paid first-class post or other next working day delivery service at the appropriate address;

For the purposes of this rule 13 the appropriate address means:

(i)	in the case of the Company, its registered office provided the notice is marked for the attention of the Company Secretary;

(ii)	in the case of an Option Holder, his home address;

(iii)	if the Option Holder has died, and notice of the appointment of personal representatives has been given to the Company, any contact address they have specified in such notice; and

(iv)	in the case of any other Grantor, its registered office or such other address as has been notified in writing by the Grantor to the sender, provided the notice is marked for the attention of the person notified in writing to the sender.

(b)	sent by fax to the fax number notified in writing by the recipient to the sender; or

(c)	sent by email to the appropriate email address.

For the purposes of this rule 13, appropriate email address means:

(i)	in the case of the Company, the email address for the Company Secretary;

(ii)	in the case of the Option Holder, if he is permitted to receive personal emails at work, his work email address; and

(iii)	in the case of any other Grantor, any email address notified in writing by the Grantor to the sender.

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13.2.	Any notice or other communication given under this rule 13 shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00am on the second Business Day after posting, or at the time recorded by the delivery service;

(c)	if send by fax, at 9.00am on the next Business Day after transmission; and

(d)	if sent by email, at 9.00am on the next Business Day after sending.

13.3.	This rule 13 does not apply to:

(a)	the service of any notice of exercise pursuant to rule 8.2; and

(b)	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.	ADMINISTRATION AND AMENDMENT

14.1.	The Plan shall be administered by the Board.

14.2.	The Board may amend the Plan from time to time, but:

(a)	no amendment may have a materially adverse effect on Options granted before the amendment was made, except that each Option Holder may consent to the application to his Option of any such amendment; and

(b)	while the Shares are traded on the London Stock Exchange, no amendment may be made without the prior approval of the Company in general meeting if it would:

(i)	make the terms on which Options may be granted materially more generous; or

(ii)	increase any of the limits specified in rule 4; or

(iii)	change the definition of Employee to expand the class of potential Option Holders; or

(iv)	change rule 12 to the benefit of Option Holders,

unless it is a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or for the Company or any Group Company.

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14.3.	The cost of establishing and operating the Plan shall be borne by the Group Companies in proportions determined by the Board.

14.4.	The Company shall ensure that at all times:

(a)	if the Company has restricted the number of Shares it can issue in its articles of association, that it has sufficient unissued Shares available, taking into account any other obligations of the Company to issue Shares; and/or

(b)	arrangements are in place for any third party to transfer issued Shares, to satisfy the exercise of all Options of which the Company is the Grantor.

14.5.	Each Grantor other than the Company shall at all times:

(a)	keep sufficient issued Shares available; and/or

(b)	hold sufficient enforceable rights to subscribe for Shares, or to acquire issued Shares,

to satisfy the exercise of all Options granted by that Grantor.

14.6.	The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In such matters, the Board’s decision shall be final.

14.7.	The Company and any other Grantor shall not be obliged to notify any Option Holder if an Option is due to lapse.

14.8.	The Company and any other Grantor shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

15.	GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

16.	JURISDICTION

16.1.	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Plan or its subject matter or formation (including non-contractual disputes or claims).

16.2.	Each party irrevocably consents to any process in any legal action or proceedings under rule 16.1 above being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

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17.	THIRD PARTY RIGHTS

17.1.	A person who is not a party to an Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any rule of the Plan for any employer or former employer of the Option Holder which is not a party.

This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

17.2.	The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

18.	DATA PROTECTION

For the purpose of operating the Plan in the European Union, the Company will collect and process information relating to Option Holders in accordance with the privacy notice which is provided to each Option Holder.

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OKYO PHARMA LIMITED

NON-EMPLOYEES

RULES OF THE NON-EMPLOYEE SUB-PLAN TO THE OKYO PHARMA LIMITED SHARE OPTION PLAN (THE “PLAN”)

This sub-plan adopted to permit the grant of options to individuals who are not employees or executive directors of the Company or any other Group Company.

In the event of any inconsistency between the rules of the Plan and the rules of the Non- Employee Sub-Plan, the rules of the Non-Employee Sub-Plan shall take precedence.

1.	DEFINITIONS

1.1.	In this Non-Employee Sub-Plan, the words and expressions used in the Plan shall bear unless the context otherwise requires, the same meaning herein save to the extent the Rules in this Non-Employee Sub-Plan shall provide to the contrary.

1.2.	In this Non-Employee Sub-Plan, the following words and expressions shall have the following meanings:

Eligible Person: means an individual who provides advisory or consultancy services to the Company or any Group Company either directly or through a company or other trading arrangement under a contract for the provision of services or otherwise and whether with the individual himself or with a company or other trading arrangement, or is a non-executive director of the Company or any Group Company; and

Relevant Company: the Group Company which is in relation to an Option Holder the company by which he holds office or to which he provides advisory or consultancy services.

1.3.	This Non-Employee Sub-Plan is not an employees’ share plan within the meaning of section 1166 of the Companies Act 2006.

2.	APPLICATION OF PLAN

Save as modified in this Non-Employee Sub-Plan, all the provisions of the Plan shall be incorporated into this Non-Employee Sub-Plan as if fully set out herein so as to be part of this Non-Employee Sub-Plan.

3.	ELIGIBLE PERSON ETC

3.1.	Any references in the Plan to “Employee” shall be taken for the purposes of this Non- Employee Sub-Plan to be references to “Eligible Person” as defined in paragraph 1.2 of this Non-Employee Sub-Plan.

3.2.	Any reference in the Plan to “Employer” shall be taken for the purposes of this Non- Employee Sub-Plan to be references to “Relevant Company” as defined in paragraph 1.2 of this Non-Employee Sub-Plan.

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3.3.	Rule 5.2(e) of the Plan shall be removed and replaced for the purposes of this Non- Employee Sub-Plan by the following:

(e) the expiry of 3 months after the Option Holder ceases to provide advisory or consulting services to or be a non-executive director of any Group Company for any reason (or the expiry of such other period as the Board may in its sole discretion determine, including in in relevant the Option Certificate(s));

3.4.	Rule 6.1 of the Plan shall be removed and replaced for the purposes of this Non- Employee Sub-Plan by the following:

6.	EXERCISE OF OPTIONS

6.1	Subject to rule 5, the other provisions of this rule 6 and rule 11, an Option (or part of it) may be exercised at any time after the earliest of the following:

(a)	the earliest date on which the Option (or the relevant part of it) may be exercised as set out in the Option Certificate; or

(b)	when the Option Holder ceases to provide advisory or consulting services to any Group Company (and does not then become or remain an advisor or consultant of any other Group Company); or

(c)	the death of the Option Holder.

3.5.	Rule 10 of the Plan shall be removed and replaced for the purposes of this Non- Employee Sub-Plan by the following:

10.	RELATIONSHIP WITH CONTRACT FOR SERVICES

10.1	The rights and obligations of any Option Holder under the terms of his contract for the provision of services with any Group Company or former Group Company shall not be affected by being an Option Holder.

10.2	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

10.3	Option Holders and Eligible Persons shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of provisions of services; or

(b)	notice to terminate provisions of services by or to,

any Group Company or former Group Company. This exclusion of liability shall apply however termination of contract for the provision of, or the giving of notice, is caused, and however compensation or damages may be claimed.

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10.4	Option Holders and Eligible Persons shall have no rights to compensation or damages from any Group Company or former Group Company on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(c)	any company ceasing to be a Group Company; or

(d)	the transfer of any business from a Group Company to any person which is not a Group Company.

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

10.5	An Eligible Person shall not have any right to receive Options, whether or not he has previously been granted any.

4.	GOVERNING LAW AND JURISDICTION

4.1.	The formation, existence, construction, performance, validity and all aspects whatsoever of this Non-Employee Sub-Plan, any term of this Non-Employee Sub- Plan and any Option granted under it shall be governed by and construed in accordance with the law of England and Wales.

4.2.	The courts of England and Wales shall have jurisdiction to settle any dispute which may arise out of, or in connection with, this Non-Employee Sub-Plan.

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OKYO PHARMA LIMITED

US RESIDENTS

RULES OF THE US SUB-PLAN TO THE OKYO PHARMA LIMITED

SHARE OPTION PLAN (THE “PLAN”)

This plan together with the California supplement (the “US Sub-Plan”) is a sub-plan adopted to permit the grant of options to US residents and US taxpayers (each, a “US Participant”).

In the event of any inconsistency between the rules of the Plan (and Non-Employee Sub- Plan) and the rules of the US Sub-Plan, the rules of the US Sub-Plan shall take precedence.

1.	DEFINITIONS

In this US Sub-Plan, the words and expressions used in the Plan (and Non-Employee Sub- Plan) shall bear, unless the context otherwise requires, the same meaning herein save to the extent the Rules in this US Sub-Plan shall provide to the contrary.

2.	APPLICATION OF PLAN

Save as modified in this US Sub-Plan, all the provisions of the Plan shall be incorporated into this US Sub-Plan as if fully set out herein so as to be part of this US Sub-Plan.

3.	LIMIT

The number of Shares which may be subject to Options under this US Sub-Plan is 7,100,303 (which number shall be the maximum number of Shares that may be granted as Options designated as Incentive Stock Options (as hereinafter defined)). No Option shall be granted under the US Sub Plan unless there shall be sufficient Shares remaining available for issuance under the US Sub Plan pursuant to this Section 3 or the Board shall have approved such an increase in the Shares available for issuance under the US sub Plan subject to Shareholder approval.

4.	EFFECTIVE DATE AND TERM OF US SUB-PLAN

This US Sub-Plan shall become effective on the date on which it is adopted by the Board. No Option shall be granted under this US Sub-Plan after the completion of 10 years from the earlier of (i) the date on which this US Sub-Plan was adopted by the Board, or (ii) the date this US Sub-Plan was approved by the Company’s shareholders, but Options previously granted under this US Sub-Plan may extend beyond that date.

5.	AMENDMENTS

The Board may amend, suspend or terminate this US Sub-Plan or any portion thereof at any time. No amendment, suspension or termination of the US Sub-Plan may materially adversely affect any Options granted previously to any US Participant without the consent of the US Participant.

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6.	COMPLIANCE WITH CODE SECTION 409A

Unless otherwise set forth in an applicable Option agreement, the terms applicable to Options granted under the Plan subject to this US Sub-Plan will be interpreted to the greatest extent possible in a manner that makes the Options exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), and, to the extent not so exempt, that brings the Options into compliance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless any Option agreement governing the Option specifically provides otherwise), if the Shares are publicly traded, and if an Option Holder of an Option that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Option Holder’s “separation from service” or, if earlier, the date of the Option Holder’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. The Company shall have no liability to an Option Holder, or any other party, if an Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

7.	NO RIGHT TO EMPLOYMENT OR OTHER STATUS

No person shall have any claim or right to be granted an Option under this US Sub-Plan, and the grant of an Option shall not be construed as giving an Option Holder the right to continued employment or any other relationship with any company within the Group.

8.	AMENDMENT OF OPTIONS

The Board may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another Option of the same or different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Option Holder’s consent to such action shall be required unless the Board determine that the action, taking into account any related action, would not materially and adversely affect the Option Holder.

9.	ELIGIBILITY LIMITATIONS FOR GRANTS TO ELIGIBLE PERSONS

An Eligible Person (as defined in the Non-Employee Subplan) that is a US Participant is not eligible for the grant of an Option if, at the time of grant, either the offer or sale of the Company’s securities to such Eligible Person is not exempt under Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”) because the Eligible Person is not a natural person, the services that the Eligible Person is providing to the Company or any Group Company are in connection with a capital raising transaction or directly or indirectly serve to promote or maintain a market for the Company’s securities, or because of any other provision of Rule 701 of the Securities Act, unless the Company determines that such grant need not comply with the requirements of Rule 701 of the Securities Act and will satisfy another exemption under the Securities Act as well as comply with the securities laws of the US state of residence of the Eligible Person and all other applicable jurisdictions. Any Option granted to an Eligible Person that is a US Participant will be a Nonstatutory Stock Option (as hereinafter defined).

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10.	CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to this US Sub-Plan or to remove restrictions from Shares previously delivered under this US Sub-Plan until:

10.1.	all conditions of the Option have been met or removed to the satisfaction of the Company,

10.2.	in the opinion of the Company’s counsel, all other legal matters in connection with the issue, allotment and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and

10.3.	the Option Holder has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

11.	GRANT OF OPTIONS

11.1.	An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

11.2.	The Exercise Price of (a) an Option intended to be an Incentive Stock Option and (b) any Non-statutory Stock Option granted to a US Participant shall be not less than 100% of the Fair Market Value (as hereinafter defined) of a Share on the date on which the Option is granted (which shall be determined by the Board and shall not be less than the nominal value of a Share) unless, in the case of (b) such Option is structured to comply with Section 409A of the Code.

11.3.	An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to Employees who are also employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Board or corporate action approving the grant of an Option intended to be an Incentive Stock Option must specify that the Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The Company shall have no liability to an Option Holder, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board to amend, modify or terminate the rules of the Plan, this US Sub-Plan or any Option, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

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11.4.	As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the US Participant only by the US Participant. If the Board elects to allow the transfer of an Option by a US Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option. As provided by Section 422(c)(5) of the Code, a person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any Group Company will not be eligible for the grant of an Incentive Stock Option unless (i) the exercise price is at least 110% of the Fair Market Value of a Share on the date of grant and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. The attribution rules of Section 424(d) of the Code will be applied in determining stock ownership. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any US Participant during any calendar year (under all plans of the Company and any Group Company) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options. To obtain the US federal income tax advantages associated with an Incentive Stock Option, the US Internal Revenue Code requires that at all times beginning on the date of grant and ending on the day three (3) months before the date of exercise of the Option, the Option Holder must be an employee of the Company or a Group Company (except in the event of the Option Holder’s death or disability, in which case longer periods may apply).

11.5.	Notwithstanding Rule 5.1 of the Plan, where an Option Holder ceases to be an Employee or Eligible Person by reason of his death his Option will be capable of transfer in accordance with the Option Holder’s will, or the laws of decent and distribution. Subject to the approval of the Board or a duly authorized officer of the Company, an Option Holder may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on the death of the Option Holder, will thereafter be entitled to exercise the Option and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Option Holder, the executor or administrator of the Option Holder’s estate will be entitled to exercise the Option and receive the Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws. In addition, notwithstanding Rule 5.1 of the Plan, subject to approval of the Board or a duly authorized officer of the Company, an Option may be transferred by an Option Holder pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2); provided that if an Option is an Incentive Stock Option, such Option will be deemed to be a Nonstatutory Stock Option as a result of such transfer.

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11.6.	Shares purchased upon the exercise of an Option granted under this US Sub-Plan shall be paid for as follows:

(a)	in cash or by check, payable to the order of the Company;

(b)	except as may otherwise be provided in the applicable Option agreement, by:

(i)	delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding; or

(ii)	delivery by the Option Holder to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(c)	to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares in the capital of the Company owned by the Option Holder valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided:

(i)	such method of payment is then permitted under applicable law;

(ii)	such shares, if acquired directly from the Company, were owned by the Option Holder for such minimum period of time, if any, as may be established by the Board in its discretion; and

(iii)	such shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(d)	to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by:

(i)	delivery of a promissory note of the Option Holder to the Company on terms determined by the Board, or

(ii)	payment of such other lawful consideration as the Board may determine; or

(e)	by any combination of the above permitted forms of payment.

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12.	EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES

If an Option Holder is an employee that is eligible for overtime compensation under the US Fair Labor Standards Act of 1938, as amended (that is, the Option Holder is designated as a “non-exempt employee”), then notwithstanding the vesting schedule contained in the Option, the Option Holder may not exercise his or her Option until the Option Holder has completed at least six (6) months of Continuous Service measured from the date of grant, even if the Option Holder has already been an employee for more than six (6) months. Consistent with the provisions of the U.S. Worker Economic Opportunity Act, the Option Holder may exercise his or her Option as to any vested portion prior to such six (6) month anniversary in the case of (i) the Option Holder’s death or the Option Holder becoming disabled (within the meaning of Section 22(e)(3) of the Code), (ii) an Offeror obtains Control of the Company pursuant to Rule 11 in connection with which the Option is not assumed or continued, or (iii) the termination of the Option Holder’s Continuous Service on his or her Retirement. For purposes of this Rule 12, “Continuous Service” means that the Option Holder’s service with the Company or any Group Company, whether as an Employee or Eligible Person, is not interrupted or terminated and the Option Holder remains an Employee or Eligible Person. A change in the capacity in which the Option Holder renders service to the Company or a Group Company as an Employee or Eligible Person or a change in the entity for which the Option Holder renders such service, will not cause the Option Holder to cease to be an Employee or Eligible Person provided that there is no interruption or termination of the Option Holder’s service with the Company or Group Company. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, a Group Company or their successors.

13.	EXERCISE OF OPTIONS IN SPECIAL CIRCUMSTANCES

If an Option Holder dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) before the tenth anniversary of the Date of Grant, the provisions of Rules 5.2(d), 5.2(e) and 6.1 of the Plan shall not apply for the purposes of this US Sub-Plan. Instead, in such circumstances, Options may be exercised for a period of 18 months following the date of death or 12 months following the date of disability, but in no event later than the tenth anniversary of the relevant Date of Grant.

14.	DISQUALIFYING DISPOSITION

If the Option Holder disposes of Shares acquired upon exercise of an Incentive Stock Option within two years from the Date of Grant or one year after such Shares were acquired pursuant to exercise of such Option, the Option Holder shall notify the Company in writing of such disposition.

15.	ADJUSTMENTS

In the event of any variation of the share capital of the Company by way of capitalization or rights issue, or sub-division, consolidation or reduction or any other variation in the share capital of the Company after the Date of Grant of any Option: (i) the number or amount of Shares that are the subject of an Option; (ii) the relative price at which Shares may be acquired by the exercise of an Option; and (iii) the limit on Options set forth in Section 3 hereof must be adjusted proportionately; PROVIDED THAT the price at which Shares may be acquired by the exercise of the Option is not reduced below the nominal value of a Share.

16.	NO OBLIGATION TO NOTIFY OR MINIMIZE TAXES

The Company will have no duty or obligation to an Option Holder to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Option to the Option Holder.

17.	GOVERNING LAW AND JURISDICTION

17.1.	The formation, existence, construction, performance, validity and all aspects whatsoever of this US Sub-Plan, any term of this US Sub-Plan and any Option granted under it shall be governed by and construed in accordance with the law of England and Wales.

17.2.	The courts of England and Wales shall have jurisdiction to settle any dispute which may arise out of, or in connection with, this US Sub-Plan.

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CALIFORNIA SUPPLEMENT

The Board has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Law:

Any Options granted under the US Sub-Plan to the Plan to an Option Holder who is a resident of the State of California on the date of grant (a “California Option Holder”) shall be subject to the following additional limitations, terms and conditions:

1.	ADDITIONAL LIMITATIONS ON OPTIONS.

1.1.	Maximum Duration of Options. No Options granted to California Option Holders shall have a term in excess of 120 months measured from the Date of Grant.

1.2.	Minimum Exercise Period Following Termination. Unless a California Option Holder’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such Option Holder, or in the instrument evidencing the grant of such Option Holder’s Option), in the event of termination of employment of such Option Holder, such Option Holder shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, until the earlier of: (i) at least six months from the date of termination, if termination was caused by such Option Holder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), (ii) at least 30 days from the date of termination, if termination was caused other than by such Option Holder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (iii) the Option expiration date.

2.	ADDITIONAL LIMITATIONS ON TIMING OF AWARDS.

No Option granted to a California Option Holder shall become exercisable, vested or realizable, as applicable to such Option, unless the US Sub-Plan has been approved by the holders of a majority of the Company’s outstanding voting securities by the later of (i) within 12 months before or after the date the US Sub-Plan was adopted by the Board or (ii) prior to or within 12 months of the granting of any Option to a California Option Holder.

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